Exhibit 99.1

EARNINGS RELEASE

IDT Reports Results for Third Quarter Fiscal 2009

NEWARK, NJ — June 8, 2009:  IDT Corporation (NYSE: IDT; IDT.C) today announced financial results for its fiscal 2009 third quarter ended April 30, 2009.  The Company has scheduled a webcast to discuss its financial and operational results for 5:00 PM Eastern today.  In a change from prior practice, in lieu of taking questions during the webcast, IDT management will accept questions relating to the Company that are e-mailed to invest@corp.idt.net before 5:00 PM on Tuesday, June 9th.  If management can constructively answer questions, it will do so by posting the question along with its answers on the IDT Corporation website’s (www.idt.net) Investor Relations page as early as Friday, June 12th, after the market close, and through filing the material on a Form 8-K.

OVERALL RESULTS

▪	Adjusted EBITDA for Q3 2009 was $14.7 million, compared to negative Adjusted EBITDA of ($38.5) million for Q3 2008, and to Adjusted EBITDA of $21.2 million for Q2 2009.

▪	Revenues fell 11.7% year over year (Q3 2009 compared to Q3 2008) and 11.0% sequentially (Q3 2009 compared to Q2 2009), to $389.0 million.

▪	Gross margin percentage increased 350 basis points year over year and 80 basis points sequentially, to 24.0%, on gross profit of $93.3 million.

▪	Selling, General and Administrative (“SG&A”) expenses declined by 36.5% (a $42.6 million reduction from Q3 2008), to $74.2 million.

▪
Impairment charges, consisting of write-offs of goodwill and a write-down of real estate, of $62.1 million were recorded in the current quarter.  Goodwill impairments are preliminary and subject to adjustment (see below).

▪
Loss from operations for Q3 2009 was ($57.3) million including the $62.1 million impairment charge and restructuring charges of $0.6 million, compared to an operating loss of ($72.4) million during Q3 2008 (when impairment and restructuring charges totaled $16.5 million), and to an operating loss of ($8.8) million in Q2 2009 (when impairment and restructuring charges totaled $16.8 million).

▪
Cash, cash equivalents and marketable securities increased to $201.5 million at the end of the quarter from $195.6 million at January 31, 2009. Included in these balances were restricted cash, cash equivalents and marketable securities of $63.9 million at April 30, 2009 compared to $58.5 million at January 31, 2009 and cash and cash equivalents of discontinued operations of $0.2 million at April 30, 2009 compared to $2.8 million at January 31, 2009.

▪
Cash flow from operating activities in Q3 2009 was a negative $3.9 million, due in part to $25.0 million in payments to the IRS during the quarter for outstanding federal income tax related to fiscal years 2001-2004.

▪	Capital expenditures, primarily at IDT Telecom, were $5.0 million in Q3 2009, and the Company also expended $1.5 million in repurchases of its Class B common stock and common stock during the quarter.

Adjusted EBITDA for all periods presented is a non-GAAP measure representing operating income exclusive of depreciation and amortization, restructuring and impairment charges, and, in the current quarter, gain on sale of an interest in AMSO, LLC  It is one of several key metrics used by management to evaluate the Company’s and its segments’ operating performance.  The accompanying schedule reconciles Adjusted EBITDA to the corresponding GAAP measure loss from operations.

IDT revenues for the third quarter of fiscal 2009 were $389.0 million compared to $440.7 million for the third quarter of fiscal 2008 – a drop of 11.7% – reflecting continued declines in IDT Telecom revenues.  Total direct cost of revenues in Q3 2009 fell to $295.7 million, down 15.6% from the year ago quarter. Total SG&A fell by 36.5% (a $42.6 million reduction from Q3 2008), to $74.2 million as a result of the Company’s cost cutting and ongoing restructuring program.  SG&A in Q3 2008 included a $10.5 million accrual for a pre-tax litigation charge.

IDT reported an operating loss of ($57.3) million for Q3 2009, including $62.1 million in impairment charges.  In the comparable period a year ago, the Company reported an operating loss of ($72.4) million, including $16.5 million in restructuring charges.  IDT recorded estimated goodwill impairment in the second and third quarters of fiscal 2009 based on preliminary results of its goodwill impairment tests under GAAP.  The impairment recorded in fiscal 2009 is subject to adjustment as the analysis is completed.  As of April 30, 2009, IDT reported total goodwill of $12.4 million.

IDT’s net loss was ($63.4) million, or ($2.88) per diluted share, in the third quarter of fiscal 2009 compared to a net loss of ($82.2) million, or ($3.29) per diluted share, in the third quarter of fiscal 2008. The weighted-average number of shares used to calculate basic and diluted earnings per share was 22.1 million and 25.0 million in Q3 2009 and Q3 2008, respectively – which reflects the Company’s 1-for-3 reverse stock split that took place in February 2009 as well as the impact of the Company’s stock buyback program.  Net loss in Q3 2009 includes losses from discontinued operations, related to IDT Carmel, of ($3.0) million, and net loss in Q3 2008 is net of income from discontinued operations of $1.4 million.

“During the past year, we narrowed IDT’s strategic focus and streamlined operations.  Consequently, the Company’s operational performance during the third quarter improved significantly compared to a year ago,” said CEO Jim Courter.  “IDT Energy led with another strong quarter.  Aggressive cost cutting at IDT Telecom and at corporate also contributed to very strong year-over-year Adjusted EBITDA improvement.  All in all, we have made tremendous progress in the past year and now have a solid foundation on which to build.

“Looking ahead, by the end of Q1 2010, we expect to have worked through most of the restructuring and other non-operational legacy costs that have so adversely impacted our bottom line in recent quarters. This should bring commensurate improvement in our bottom line performance and stability to our balance sheet in fiscal 2010, although we cannot predict the impact of further deterioration in the broader economy.  Nevertheless, challenging competitive environments in our key telecommunications markets and less favorable market conditions for IDT Energy will likely constrain further Adjusted EBITDA growth over the next several quarters,” Courter concluded.

RESULTS BY SEGMENT

IDT TELECOM

Adjusted EBITDA at IDT Telecom jumped to $10.0 million in Q3 2009, compared to a loss of ($0.9) million in the same period a year ago. Declines in revenue year-over-year were more than offset by aggressive reductions in SG&A spending and network connectivity costs.

Revenues declined to $312.2 million in Q3 2009, down $49.2 million (13.6%) year-over-year.  Gross margin percentage for IDT Telecom was 21.3% in the third quarter of fiscal 2009, compared to 21.9% in Q3 2008.

SG&A expenses declined $21.4 million (28.7%), to $53.2 million in Q3 2009, primarily as a result of lower compensation and employee benefit costs, resulting from previously announced headcount, salary and benefit reductions.

IDT Telecom recorded restructuring and impairment charges of $29.3 million during Q3 2009, almost all of it stemming from the write-off of goodwill pertaining to our rechargeable US calling card unit, a line of business within our Telecom Platform Services segment.  These charges tipped IDT Telecom to a loss from operations of ($29.4) million in the third quarter of fiscal 2009, compared to a loss of ($27.2) million during Q3 2008, when IDT Telecom also reported $12.0 million in restructuring related charges.

Telecom Platform Services (Wholesale and Retail Services)

The Telecom Platform Services segment carried 5.270 billion minutes of traffic in the third quarter of fiscal 2009, a decrease of 5.2% year-over-year.  The average revenue per minute declined by 8.6%.

Revenues during the quarter fell to $299.6 million, down $42.8 million (12.5%) compared to Q3 2008.  The revenue decline is due to both the softness in minute volume as well as the contraction in average revenue per minute, as a result of the ongoing challenging business conditions in the global economy, fierce competition in both our retail and wholesale channels, and in line with recent declines in international wholesale industry traffic levels.

Gross margin improved to 19.9% during the quarter, up from 19.3% in the year ago quarter, as aggressive reductions to network connectivity costs, combined with improvements to average termination cost per minute, more than offset the negative margin impact of top line volume and pricing declines. Our global calling card retail businesses maintained stable gross profit performance, holding well against the continued impact of the global economic downturn on the primary immigrant communities that we serve.

SG&A spending was substantially reduced year over year, from $71.6 million in Q3 2008 to $50.5 million in Q3 2009, primarily as a result of lower compensation and employee benefit costs resulting from previously announced headcount reductions. Aggressive cost cuts were also made in other areas of SG&A spending, such as legal and other professional fees, office and network facilities, and equipment/software maintenance costs.

As a result of the aggressive reductions to Telecom Platform Services cost structure, both in terms of network connectivity and SG&A, Adjusted EBITDA improved to $6.4 million during Q3 2009, compared to an Adjusted EBITDA loss of ($10.3) million a year earlier.

Consumer Phone Services (CPS)

Consumer Phone Services, which includes both bundled (unlimited local and long distance) services customers as well as long distance-only customers, has been in “harvest mode” since fiscal 2006.   During Q3 2009, subscriber attrition continued at rates consistent with historical experience, with notably higher depletion rates for bundled phone service customers.

The customer base for bundled phone services was approximately 32,000 as of April 30, 2009, compared to approximately 54,000 as of April 30, 2008.  The customer base for long distance-only services was approximately 108,000 as of April 30, 2009 compared to approximately 142,000 as of April 30, 2008.

Revenues declined to $12.6 million in the quarter, down 33.7% from the same period a year ago, and down 11.1% sequentially.

Gross margin for this segment was 53.2% in the third quarter of fiscal 2009, in line with our run-rate expectations.  In Q3 2008, gross margin for CPS was 67.7%, due to a reversal of certain service connectivity accruals, resulting from a positive settlement of a billing dispute that raised the margin in Q3 2008 above historic and subsequent levels. Similarly, in Q2 2009, gross margin was again elevated – at 66.5%, due to a reversal in Q2 2009 of certain direct costs previously accrued.

SG&A declined to $2.7 million for the quarter, an 8.3% reduction year-over-year, helping CPS contribute $3.6 million in Adjusted EBITDA during the third quarter of fiscal 2009, compared to $9.4 million in Adjusted EBITDA in the same period a year ago.

IDT ENERGY

IDT Energy reported another strong quarter.  Adjusted EBITDA climbed to $12.8 million in Q3 2009 from $0.9 million during Q3 2008.  Favorable market conditions and customer base acquisition growth again helped IDT Energy improve gross profit and margins year over year even as revenues remained relatively flat.

The total number of meters as of April 30, 2009 was approximately 414,000, comprised of 178,000 gas and 236,000 electric meters.  Total meters were up 20.9% year over year from 343,000 on April 30, 2008.  The pace of sequential meter growth slowed to 6.1% during Q3 2009 compared to 16.2% in Q2 2009 as the level of sales and marketing efforts decreased, and IDT Energy attempted to sharpen the focus of its customer acquisition program to concentrate on acquiring meters with higher consumption per meter.  Churn during the quarter averaged 4.54% per month, on par with the per month average churn during the same period a year ago, and slightly better than the 5.01% recorded for the previous quarter.

Revenues for the quarter held at $66.7 million, virtually unchanged compared to $66.3 million during the same period a year ago.  Revenues generated by the larger customer base and slightly higher per meter consumption were nearly offset by declining prices.

Declining costs for both electricity and gas drove direct costs down by 21.7% compared to the same period a year ago to $46.9 million. As a result, the gross margin percentage tripled from 9.7% in the third quarter a year ago to 29.7% in Q3 2009.

SG&A rose to $6.9 million in Q3 2009, a 29.5% year over year increase.  SG&A costs were driven primarily by higher variable fees charged by the utilities, as well as by Keyspan’s introduction of a purchase of receivables (POR) program.  These increases were offset somewhat by lower commission costs - reflecting the slower pace of customer acquisitions - and lower compensation costs.

IDT Energy reported $12.8 million in income from operations during the quarter, compared to $0.9 million in the year ago quarter.

IDT CAPITAL

IDT Capital reported revenues of $10.1 million in Q3 2009 compared to $13.1 million in Q3 2008.  The revenue decline primarily reflects the ongoing effort by the Company to shut down or dispose of non-core business initiatives.  Within IDT Capital, revenues of the Local Media Group - comprised of CTM Media Group, WMET, and our interest in IDW Publishing - fell slightly to $7.1 million, down 4.6% from a year ago. American Shale Oil, LLC (AMSO) and Israel Energy Initiatives (IEI) comprise the Alternative Energy Group.  These early stage ventures did not generate revenue.

Cost cutting as well as business closings and dispositions helped to drive down direct costs, nearly doubling the gross margin percentage from 36.6% in Q3 2008 to 69.4% a year later.

SG&A for IDT Capital was also reduced sharply over the same period, falling 38.8% to $8.3 million in Q3 2009 compared to the same period a year ago.

Research and development costs incurred by our Alternative Energy Group, which were $6.2 million in Q3 2008, declined by 88% to just $0.7 million, reflecting the impact of our initial investment in AMSO, which was charged to research and development costs in Q3 2008.

Following the sale of a stake in AMSO to Total, effective March 2009 we no longer consolidate AMSO. Instead, we account for our 50% ownership interest in AMSO using the equity method since we have the ability to exercise significant influence over its operating and financial matters, although we no longer control AMSO.

In addition, as a result of the Total transaction, we recorded a $2.6 million gain, which is reported within IDT Capital’s loss from operations.

On an Adjusted EBITDA basis, IDT Capital lost ($2.3) million in Q3 2009, a significant (84.8%) improvement over the ($15.1) million Adjusted EBITDA loss during the third quarter of 2008.  The Adjusted EBITDA loss generated by the Local Media Group was reduced nearly 50% to ($0.5) million from ($1.0) million in Q3 2008.

IDT Capital impairments totaled $33.1 million in Q3 2009, primarily related to write-offs of the goodwill of CTM Media and the WMET radio station, and the write-down of certain real estate.

IDT Capital reported an operating loss of ($34.3) million in the third quarter of 2009 compared to an operating loss of ($17.7) million in the comparable period last year, mainly as a result of the CTM goodwill impairment charge of $29.7 million recorded in Q3 2009.

Zedge (http://www.zedge.net), the destination for free mobile content, continues to grow. The site is visited by just over 14 million monthly unique visitors. The combined web and mobile traffic averages just over 16 million daily page views. Zedge’s advertising revenue has been negatively impacted by weakness in the broader advertising market and Zedge is looking at ways to diversify its sources of revenue.

During Q4 2008, IEI was granted a license to explore certain public lands in Israel for the potential production of shale oil.  IEI has begun resource characterization activities.

On May 12, 2009, IDT’s Board of Directors approved a spin-off to its stockholders of the IDT Capital businesses in the Local Media Group.  The proposed spin-off is discussed in greater detail in “Other Recent Developments” below.

OTHER RECENT DEVELOPMENTS

On January 27, 2009, IDT entered into a modified installment agreement with the IRS, whereby it agreed to pay remaining amounts owed to the IRS for fiscal years 2001 – 2004.  During Q3 2009, IDT paid $25 million to the IRS on its outstanding balance.  By June 15, 2009, IDT will have paid up to an additional $13.4 million to fully satisfy its obligation under the modified agreement. The final payment may be reduced if the IRS waives the penalties.

On September 30, 2008 and October 8, 2008, IDT received notices from the New York Stock Exchange (NYSE) that it was no longer in compliance with the NYSE’s $100 million market capitalization threshold and the $1.00 average closing price over a consecutive 30-day trading period requirement, respectively, required for continued listing. IDT submitted a plan to the NYSE to regain compliance, and that plan was accepted. The NYSE monitors compliance with the plan and may commence delisting procedures if IDT fails to meet the milestones set forth in its plan. On February 25, 2009, IDT implemented a one-for-three reverse stock split for each class of its outstanding shares effective with the start of trading. On April 8, 2009, the NYSE notified IDT that the Company’s listed equity securities (IDT and IDT.C) had regained compliance with the NYSE’s minimum share price continued listing requirement.  IDT has until March 2010 to regain compliance with the $100 million market capitalization standard. In addition, according to the rules of the NYSE, the NYSE will promptly initiate suspension and delisting procedures with respect to a listed company that is determined to have average global market capitalization over a consecutive 30 trading-day period of less than $25 million. The NYSE has reduced this $25 million threshold to $15 million until June 30, 2009.  As of the close of trading on June 10, 2009, IDT’s global market capitalization exceeded the $25 million threshold.

During Q3 2009, IDT purchased an aggregate of 1.4 million shares of its Class B Common Stock and Common Stock for $1.5 million under an existing stock buyback program.  As of June 8, 2009, 7.0 million shares (of either class) remained authorized for repurchase under the current stock buyback plan.

On May 18, 2009, IDT was served with notice of a complaint filed on May 15, 2009 by T-Mobile USA, Inc. (T-Mobile) in the Superior Court of the State of Washington, King County.  The complaint alleges that IDT Domestic Telecom breached a wholesale supply agreement with T-Mobile entered into on February 2005 by failing to purchase at least $75 million in services from T-Mobile.  T-Mobile claims that IDT Domestic Telecom purchased only approximately $31 million of services under the agreement.  T-Mobile is seeking monetary damages, including interest and costs, in an amount to be determined at trial.  IDT intends to conduct a vigorous legal defense.

On May 12, 2009, IDT’s Board of Directors approved a spin-off to its stockholders of the equity of CTM Media Holdings, Inc. (CTM), a newly-formed subsidiary of the Company.  Prior to effecting the spin-off, the following subsidiaries of the Company would be transferred through a company restructuring: CTM Media Group, Inc.; Beltway Acquisition Corporation (which holds the broadcast license of the WMET-AM radio station); IDT Local Media, Inc. (which is an indirect subsidiary of IDT that conducted certain operations related to CTM Media Group, which business lines are no longer active) and IDT Internet Mobile Group, Inc. (which owns approximately 53% of the equity interests in Idea and Design Works, LLC (known as IDW Publishing)).   Approval of the spin-off by IDT’s stockholders is not required.  The planned spin-off will be accomplished through a pro rata distribution of CTM’s common stock to IDT stockholders of record as of the close of business on the record date, which has yet to be determined. Under the current plan, each IDT stockholder will receive one share of CTM’s Class A common stock for every three shares of the IDT common stock and Class B common stock; and one share of CTM’s Class B common stock for every three shares of IDT Class A common stock held on the record date.  IDT stockholders will receive cash in lieu of fractional shares of CTM common stock.  On May 13, 2009, CTM filed a registration statement on Form 10 with the U.S. Securities and Exchange Commission including detailed information such as results of operations for the entities to be included in the spin-off.   IDT’s Board of Directors may, amend, modify or abandon the spin-off or the transactions related thereto at any time prior to the distribution of CTM’s common stock to IDT stockholders.

On March 3, 2009, IDT announced that it had closed on the sale to Total, the fifth largest integrated oil and gas company in the world, of a fifty percent interest in IDT’s AMSO subsidiary.  Total and IDT will jointly develop a research and demonstration program to produce and commercialize shale oil utilizing a new in-situ technology on AMSO’s federal leasehold in western Colorado. Total will provide a majority of the funding during the research, development and demonstration (RD&D) phase of the project, and technical assistance throughout the life of the project.  AMSO will continue to manage operations during the RD&D phase of the project.  Total will assume management responsibilities during the subsequent commercial phase.

On February 23, 2009, IDT announced that, as part of its ongoing effort to reduce overhead and operating costs, it will consolidate operations in newly leased offices located at 550 Broad Street in Newark, NJ on an interim basis, while evaluating other long term relocation options.  IDT is currently in the process of completing necessary work on the new space and moving equipment and personnel into the new building.  The Company is assessing its options with regard to the 520 Broad Street building.  The property is owned by a subsidiary of IDT and the outstanding mortgage on this property is $26.1 million as of April 30, 2009.

On January 30, 2009, IDT sold substantially all of the consumer debt portfolios held by its IDT Carmel division, for $18.0 million, and reclassified the segment as a discontinued operation. The Company subsequently exited the debt portfolio management and collections business during Q3 2009.   As a result, IDT incurred additional close down costs in the third quarter, including severance and lease termination costs, of approximately $1.4 million. IDT Carmel’s loss from operations in Q3 2009 was ($3.1) million.

IDT EARNINGS WEBCAST INFORMATION & SUPPLEMENTAL INFORMATION

▪	The earnings webcast is scheduled for today, June 8, 2009, at 5:00 PM Eastern time.
▪	The webcast may be accessed by visiting the IDT Corporation website at www.idt.net, or by using the following hyperlink: http://www.investorcalendar.com/IC/CEPage.asp?ID=141724.
▪	Windows Media software is required to listen to the streaming feed. Please allow at least 15 minutes to download any necessary audio software prior to the webcast.
▪
An archived copy of the webcast will be available on the Investor Relations page of the IDT website, at http://www.idt.net/about/ir/overview.asp under the “Presentations” heading, for at least one year after the webcast.

▪	A reconciliation of the Non-GAAP financial measures discussed during the webcast is available below and on the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir/overview.asp.
▪
In a change from prior practice, the webcast will not include a Q&A session.  In lieu of asking questions during the webcast, investors and others interested in the Company are invited to e-mail questions to invest@corp.idt.net.  The company will accept questions received through close of business on Tuesday, June 9th.  Questioners must identify themselves by name and (if applicable) firm. When management can constructively answer the question, the initial question, the questioner’s name and firm’s name, and management’s response will be posted in a document available on the IDT Corporation’s website and in an 8-K filing as early as Friday, June 12th following the market close.

ABOUT IDT CORPORATION

IDT Corporation (www.idt.net) is a multinational holding company focused on the telecommunications and energy industries.  IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our retail telecommunications services, particularly our prepaid calling card business; availability of termination capacity; financial stability of our customers; our ability to maintain carrier agreements with foreign carriers; effectiveness of our marketing and distribution efforts; increased competition, particularly from regional bell operating companies; our ability to manage our growth; impact of government regulation; our ability to obtain telecommunications products or services required for our products and services; and general economic conditions, particularly in the telecommunications markets.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

IDT Corporation Investor Relations
Bill Ulrey
973-438-3838
william.ulrey@idt.net

IDT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30, 2009	July 31, 2008
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$126,095	$163,152
Restricted cash and cash equivalents	58,671	4,133
Marketable securities	16,553	111,462
Trade accounts receivable, net of allowance for doubtful accounts of $20,641 at April 30, 2009 and $21,589 at July 31, 2008	138,075	178,594
Prepaid expenses	16,351	22,572
Investments—short-term	5,464	22,563
Other current assets	32,510	55,761
Assets of discontinued operations	354	68,202
Total current assets	394,073	626,439
Property, plant and equipment, net	197,530	227,944
Goodwill	12,355	74,509
Licenses and other intangibles, net	2,182	9,394
Investments—long-term	10,481	40,295
Deferred income tax assets, net	—	2,300
Other assets	19,281	22,094
Total assets	$635,902	$1,002,975
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$54,816	$82,974
Accrued expenses	159,824	202,534
Deferred revenue	69,305	88,618
Income taxes payable	33,599	123,000
Capital lease obligations—current portion	7,682	9,316
Notes payable—current portion	2,185	2,115
Other current liabilities	14,534	15,021
Liabilities of discontinued operations	1,732	1,472
Total current liabilities	343,677	525,050
Capital lease obligations—long-term portion	6,831	11,148
Notes payable—long-term portion	98,494	100,150
Other liabilities	17,474	18,441
Total liabilities	466,476	654,789
Minority interests	3,353	5,849
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000; 9,242 and 8,358 shares issued and 4,295 and 4,847 shares outstanding at April 30, 2009 and July 31, 2008, respectively	92	84
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and outstanding at April 30, 2009 and July 31, 2008	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 22,913 and 21,301 shares issued and 16,309 and 17,083 shares outstanding at April 30, 2009 and July 31, 2008, respectively	229	213
Additional paid-in capital	720,188	717,256
Treasury stock, at cost, consisting of 4,947 and 3,511 shares of common stock and 6,604 and 4,218 shares of Class B common stock at April 30, 2009 and July 31, 2008, respectively	(292,104)	(285,536)
Accumulated other comprehensive (loss) income	(3,218)	6,754
Accumulated deficit	(259,147)	(96,467)
Total stockholders’ equity	166,073	342,337
Total liabilities and stockholders’ equity	$635,902	$1,002,975

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2009	2008	2009	2008
	(In thousands, except per share data)
Revenues	$388,989	$440,735	$1,258,781	$1,363,497
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	295,706	350,550	963,865	1,077,620
Selling, general and administrative (i)	74,169	116,768	239,732	346,065
Depreciation and amortization	11,894	17,345	38,869	51,717
Bad debt	2,820	3,078	7,623	8,321
Research and development	1,548	8,885	7,932	9,808
Impairments	62,120	54	72,761	262
Restructuring charges	609	16,453	8,438	20,427
Total costs and expenses	448,866	513,133	1,339,220	1,514,220
Gain on sale of interest in AMSO, LLC	2,606	—	2,606	—
Arbitration award income	—	—	—	40,000
Loss from operations	(57,271)	(72,398)	(77,833)	(110,723)
Interest (expense) income, net	(2,092)	(299)	(4,796)	5,308
Other income (expense), net	1,141	(8,348)	(30,637)	(9,633)
Loss from continuing operations before minority interests and income taxes	(58,222)	(81,045)	(113,266)	(115,048)
Minority interests	(822)	(317)	(36)	(976)
Provision for income taxes	(1,353)	(2,208)	(10,511)	(8,707)
Loss from continuing operations	(60,397)	(83,570)	(123,813)	(124,731)
Discontinued operations, net of tax:
(Loss) income from discontinued operations	(3,039)	1,844	(38,867)	(8,640)
Loss on sale of discontinued operations	—	(485)	—	(4,529)
Total discontinued operations	(3,039)	1,359	(38,867)	(13,169)
Net loss	$(63,436)	$(82,211)	$(162,680)	$(137,900)
Earnings per share:
Basic and diluted:
Loss from continuing operations	$(2.74)	$(3.34)	$(5.36)	$(4.89)
Total discontinued operations	(0.14)	0.05	(1.69)	(0.51)
Net loss	$(2.88)	$(3.29)	$(7.05)	$(5.40)
Weighted-average number of shares used in calculation of basic and diluted earnings per share	22,052	25,005	23,081	25,518

(i)Stock-based compensation included in selling, general and administrative expenses	$760	$—	$2,720	$3,169

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended April 30,
	2009	2008
	(in thousands)
Net cash used in operating activities	$(96,729)	$(115,303)
Investing activities
Capital expenditures	(10,703)	(13,937)
Purchase of building	—	(24,778)
Repayment of notes receivable, net	168	14,789
Investments and acquisitions	(2,504)	(21,749)
Proceeds from sale and redemption of investments	26,351	10,945
Restricted cash and cash equivalents	(54,538)	791
Proceeds from sale of interest in AMSO, LLC	3,198	—
Proceeds from sale of building	—	4,872
Proceeds from sales and maturities of marketable securities	145,316	633,242
Purchases of marketable securities	(56,035)	(402,058)
Net cash provided by investing activities	51,253	202,117
Financing activities
Distributions to minority shareholders of subsidiaries	(2,285)	(3,897)
Proceeds from sales of stock of subsidiaries	1,187	—
Proceeds from exercise of stock options	—	94
Proceeds from employee stock purchase plan	36	808
Repayments of capital lease obligations	(5,984)	(22,722)
Repayments of borrowings	(1,585)	(3,032)
Repurchases of common stock and Class B common stock	(6,568)	(45,279)
Net cash used in financing activities	(15,199)	(74,028)
Discontinued operations
Net cash (used in) provided by operating activities	(2,808)	6,966
Net cash provided by (used in) investing activities	29,687	(48,224)
Net cash (used in) provided by financing activities	(43)	382

Net cash provided by (used in) discontinued operations	26,836	(40,876)
Effect of exchange rate changes on cash and cash equivalents	(4,728)	3,913
Net decrease in cash and cash equivalents	(38,567)	(24,177)
Cash and cash equivalents (including discontinued operations) at beginning of period	164,886	151,404
Cash and cash equivalents (including discontinued operations) at end of period	126,319	127,227
Less cash and cash equivalents of discontinued operations at end of period	(224)	(2,379)
Cash and cash equivalents (excluding discontinued operations) at end of period	$126,095	$124,848
Supplemental schedule of non-cash investing activities
Purchases of property, plant and equipment through capital lease obligations	$95	$234
Assumption of mortgage payable in connection with the purchase of building	$—	$26,851

IDT CORPORATION SELECTED CONSOLIDATED FINANCIAL DATA
THREE MONTHS ENDED APRIL 30, 2009
Figures may not foot or cross-foot due to rounding

(In thousands)	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	IDT Capital	Corporate

Revenues	$388,989	$299,595	$12,577	$66,669	$10,148	$—

Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	295,706	239,839	5,889	46,874	3,104	—
Selling, general and administrative	74,169	50,475	2,698	6,912	8,276	5,808
Depreciation and amortization	11,894	10,039	50	30	1,463	310
Bad debt	2,820	2,113	351	35	320	—
Research and development	1,548	801	—	—	747	—
Restructuring and impairment charges	62,729	29,340	—	—	33,121	268
Total costs and expenses	448,866	332,607	8,988	53,851	47,032	6,388
Gain on sale of business	2,606	—	—	—	2,606	—
(Loss) income from operations	(57,271)	$(33,012)	$3,588	$12,819	$(34,278)	$(6,388)

Interest expense, net	(2,092)
Other income, net	1,141
Loss from continuing operations before minority interests and income taxes	(58,222)
Minority interests	(822)
Provision for income taxes	(1,353)
Loss from continuing operations	(60,397)
Loss from discontinued operations	(3,039)
Net loss	$(63,436)

IDT Corporation Reconciliation of Adjusted EBITDA to Net Loss
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	IDT Capital	Corporate
Three Months Ended April 30, 2009 (Q3 2009)
Adjusted EBITDA	$14.7	$6.4	$3.6	$12.8	$(2.3)	$(5.8)
Add:
Gain on sale of interest in AMSO, LLC	2.6	-	-	-	2.6	-
Subtract:
Depreciation and amortization	11.9	10.0	-	-	1.5	0.3
Restructuring and impairment charges	62.7	29.3	-	-	33.1	0.3
(Loss) income from operations	(57.3)	$(33.0)	$3.6	$12.8	$(34.3)	$(6.4)
Interest expense, net	(2.1)
Other income, net	1.1
Loss from continuing operations before minority interests and income taxes	(58.2)
Minority interests	(0.8)
Provision for income taxes	(1.4)
Loss from continuing operations	(60.4)
Loss from discontinued operations	(3.0)
Net loss	$(63.4)

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	IDT Capital	Corporate
Three Months Ended January 31, 2009 (Q2 2009)
Adjusted EBITDA	$21.2	$8.7	$6.1	$16.5	$(4.1)	$(6.0)
Subtract:
Depreciation and amortization	13.1	10.8	-	0.1	1.9	0.3
Restructuring and impairment charges	16.8	4.7	-	-	11.1	1.0
(Loss) income from operations	(8.8)	$(6.9)	$6.1	$16.4	$(17.1)	$(7.3)
Interest expense, net	(1.8)
Other expense, net	(10.6)
Loss from continuing operations before minority interests and income taxes	(21.1)
Minority interests	0.6
Provision for income taxes	(6.2)
Loss from continuing operations	(26.7)
Loss from discontinued operations	(35.3)
Net loss	$(62.0)

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	IDT Capital	Corporate
Three Months Ended April 30, 2008 (Q3 2008)
Adjusted EBITDA	$(38.5)	$(10.3)	$9.4	$0.9	$(15.1)	$(23.4)
Subtract:
Depreciation and amortization	17.3	13.6	0.7	-	2.6	0.4
Restructuring and impairment charges	16.5	11.5	0.5	-	-	4.5
(Loss) income from operations	(72.4)	$(35.4)	$8.2	$0.9	$(17.7)	$(28.3)
Interest expense, net	(0.3)
Other expense, net	(8.3)
Loss from continuing operations before minority interests and income taxes	(81.0)
Minority interests	(0.3)
Provision for income taxes	(2.2)
Loss from continuing operations	(83.6)
Income from discontinued operations	1.4
Net loss	$(82.2)

IDT Corporation Reconciliation of Adjusted EBITDA to Net Loss
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	IDT Capital	Corporate
Nine Months Ended April 30, 2009
Adjusted EBITDA	$39.6	$15.7	$15.8	$40.5	$(9.5)	$(22.9)
Add:
Gain on sale of interest in AMSO, LLC	2.6	-	-	-	2.6	-
Subtract:
Depreciation and amortization	38.9	32.1	0.4	0.1	5.3	1.0
Restructuring and impairment charges	81.2	33.2	-	-	45.3	2.6
(Loss) income from operations	(77.8)	$(49.6)	$15.3	$40.4	$(57.5)	$(26.4)
Interest expense, net	(4.8)
Other expense, net	(30.6)
Loss from continuing operations before minority interests and income taxes	(113.3)
Minority interests	-
Provision for income taxes	(10.5)
Loss from continuing operations	(123.8)
Loss from discontinued operations	(38.9)
Net loss	$(162.7)

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	IDT Capital	Corporate
Nine Months Ended April 30, 2008
Adjusted EBITDA	$(78.3)	$(7.6)	$21.2	$4.6	$(38.6)	$(57.8)
Add:
Arbitration award income	40.0	40.0	-	-	-	-
Subtract:
Depreciation and amortization	51.7	42.1	2.2	-	6.1	1.3
Restructuring and impairment charges	20.7	13.7	0.5	0.1	0.9	5.5
(Loss) income from operations	(110.7)	$(23.4)	$18.5	$4.5	$(45.6)	$(64.6)
Interest income, net	5.3
Other expense, net	(9.6)
Loss from continuing operations before minority interests and income taxes	(115.0)
Minority interests	(0.9)
Provision for income taxes	(8.7)
Loss from continuing operations	(124.7)
Loss from discontinued operations	(13.2)
Net loss	$(137.9)